                                                                    Exhibit 99.2

            [STRATEGY INTERNATIONAL INSURANCE GROUP, INC. LETTERHEAD]

For Immediate Release
July 27, 2005

STRATEGY INTERNATIONAL INSURANCE GROUP, INC. EXTENDS EXCLUSIVITY AGREEMENT WITH
RS GROUP OF COMPANIES, INC.

TORONTO, ONTARIO - STRATEGY INTERNATIONAL INSURANCE GROUP, INC. (OTCBB: SGYI),
AND RS GROUP OF COMPANIES, INC. (OTCBB: RSGC) announced today that by mutual agreement the exclusivity period set out in their May 25, 2005 letter of intent has been extended by 60 days to September 25, 2005, to enable Strategy to continue its due diligence and negotiate a merger agreement with RS Group. There can be no assurance that a transaction will result.

ABOUT STRATEGY INTERNATIONAL INSURANCE GROUP, INC.
--------------------------------------------------

Strategy International Insurance Group, Inc. (OTCBB: SGYI) operates as a holding company for Strategy Holding Company Limited, which itself operates as a holding company for Strategy Insurance Limited ("Strategy"), a Barbados-formed and licenses provider of specialty lines of insurance, reinsurance and structured risk underwriting, focusing on credit risk and credit enhancement. Strategy has offices in Barbados, London and Toronto. Strategy International has
approximately $158 million of assets on its balance sheet which gives the company the ability to write gross premiums in excess of $300 million while maintaining a conservative writings to assets ratio.

ABOUT RS GROUP OF COMPANIES, INC.
---------------------------------

RS Group of Companies, Inc. (http://www.rsgc.com) has developed and is implementing a strategy to design, structure and sell a broad series of pass-through risk specialty insurance and reinsurance platforms throughout North
America. The company is structured as a holding company for an integrated group of businesses that operates in four distinct operating segments: residential rental services, timeshare affinity program, financial guarantee, and specialty insurance brokerage. Current offerings include RentShield(R)
(http://www.rentshield.com), a Residential Rental Services Program being offered to North America's $300 billion residential real estate rental market, and Value
Guaranteed Vacations, Inc.'s timeshare affinity program, VGV(TM) Program
(http:www.vgvinc.com).

FORWARD-LOOKING STATEMENT.
--------------------------

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as "Forward Looking Statements"
for purposes of safe harbor provided by Section 21E of the Securities Exchange
Act of 1934, as amended. Forward Looking Statements may be identified by words including "anticipate", "await", "envision", "foresee", "aim at", "believe",
"intends", "estimates" including without limitation, those relating to the
Company's future business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the Forward Looking Statements. Readers are directed to the
Company's filings with the U.S. Securities and Exchange Commission for additional information and a presentation of the risks and uncertainties that may affect the Company's business and results of operations.

INVESTOR CONTACTS:

Patti Cooke
Corbit Rockwell Investments Inc.
212.655.3048 of 416.907.0948
pressreleases@corbitrockwell.com
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